Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement 333-166291 on Form S-3 of our reports dated February 25, 2013, relating to the consolidated financial statements and financial statement schedules of Advance Auto Parts, Inc. (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. for the year ended December 29, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Richmond, VA
April 19, 2013